Exhibit 5(a)

Squire Patton Boggs (US) LLP 4900 Key Tower 127 Public Square Cleveland, Ohio 44114 O +1 216 479 8500 F +1 216 479 8780 squirepattonboggs.com

June 9, 2017

KeyCorp

127 Public Square

Cleveland, Ohio 44114

Ladies and Gentlemen:

We have acted as counsel to KeyCorp, an Ohio corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) relating to the proposed sale by the Company from time to time, in one or more series, of its (i) debt securities, which may be either senior notes (the “Senior Notes”) or subordinated notes (the “Subordinated Notes,” together with the Senior Notes, the “Debt Securities”); (ii) preferred stock, par value $1.00 per share (the “Preferred Stock”); (iii) depositary receipts for depositary shares (the “Depositary Shares”), representing an interest in shares of Preferred Stock of the Company to be issued under a deposit agreement between the Company and a depositary (a “Deposit Agreement”); (iv) common shares, $1.00 per share (“Common Shares”); (v) warrants entitling the holder to purchase Debt Securities, Preferred Stock, Common Shares, or Depositary Shares (the “Warrants”) to be issued from time to time under a warrant agreement between the Company and a designated warrant agent (the “Warrant Agreement”), between the Corporation and a bank or trust company, as warrant agent (the “Warrant Agent”); and (vi) units, consisting of two or more of the Securities (as defined below) in any combination (the “Units”).

The Debt Securities, Preferred Stock, Depositary Shares, Common Shares, Warrants, and Units are referred to herein collectively as the “Securities.” The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements thereto.

We have examined such documents, including the resolutions of the Board of Directors of the Company adopted on March 7, 2017 (the “Resolutions”), and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinions set forth below, we have assumed the

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Squire Patton Boggs (US) LLP

KeyCorp

June 9, 2017

authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in each form incorporated by reference as exhibits to the Registration Statement.

Based on the foregoing, we are of the opinion that:

1.	When the specific terms of a series of Debt Securities have been specified in a Supplemental Indenture or an Officer’s Certificate, which has been executed and delivered to the Trustee by an authorized officer, such series of Debt Securities will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indentures and delivered against payment therefor and as specified by an authorized officer, or when issued upon valid exercise of Warrants that have been duly authorized by all requisite corporate action and validly issued, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such series.

2.	When appropriate corporate action has been taken to authorize the issuance and fix the specific terms of one or more series of Preferred Stock in accordance with applicable law and the Company’s charter documents, such series of Preferred Stock will have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as may be described in a supplement to the Prospectus, or when issued upon valid exercise of Warrants that have been duly authorized by all requisite corporate action and validly issued, shares of such series of Preferred Stock will be validly issued, fully paid and nonassessable.

3.	Upon issuance, delivery and payment therefor as may be described in a supplement to the Prospectus, or when issued upon valid exercise of Warrants that have been duly authorized by all requisite corporate action and validly issued, such Common Shares will be validly issued, fully paid and nonassessable.

4.

When the specific terms of a series of Depositary Shares have been specified in a Deposit Agreement, the Depositary Shares established in such Deposit Agreement will have been duly authorized by all requisite corporate action and, upon issuance, delivery

Squire Patton Boggs (US) LLP

KeyCorp

June 9, 2017

and payment therefor as described in a supplement to the Prospectus, will be validly issued, fully paid and nonassessable.

5.	When the specific terms of a series of Warrants have been specified in a Warrant Agreement, the Warrants established in such Warrant Agreement will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in such Warrant Agreement and delivered against payment therefor pursuant to the terms described in a supplement to the Prospectus, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such Warrants.

6.	When the specific terms of a series of Units have been specified in a Unit Agreement, the Units established in such Unit Agreement will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in such Unit Agreement and delivered against payment therefor pursuant to the terms described in a supplement to the Prospectus, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such Units.

The opinions set forth above are subject to the following qualifications and exceptions:

a)	Our opinions in paragraphs 1, 5 and 6 above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law) and (iii) insofar as they relate to indemnification provisions, the effect of federal and state securities laws and public policy relating thereto.

b)	In rendering the opinions set forth above, we have assumed that, at the time of the authentication and delivery of a series of Securities, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities, the Registration Statement will have been declared effective by the Commission and will continue to be effective, none of the particular terms of a series of Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

c)	As of the date of this opinion, a judgment for money in an action based on a debt security denominated in a foreign currency or currency unit in a federal or State court in

Squire Patton Boggs (US) LLP

KeyCorp

June 9, 2017

the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion into United States dollars of the foreign currency or currency unit in which a particular debt security is denominated will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a debt security would be required to render such judgment in the foreign currency or currency unit in which such debt security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

Our opinions expressed above are limited to the laws of the State of New York, the laws of the State of Ohio and the federal laws of the United States of America.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Securities” contained in the Prospectus included therein.

Respectfully submitted,

/s/ Squire Patton Boggs (US) LLP